   As Filed with the Securities and Exchange Commission on November 8, 1994

                                                           REGISTRATION NO.  33-

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549
                        -------------------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           FORSTMANN & COMPANY, INC.
            (Exact name of registrant as specified in its charter)


             GEORGIA                                                                        58-1651326
- ---------------------------------                                                         -----------------
(State or other jurisdiction of                                                         (I.R.S.  Employer
 incorporation or organization)                                                         Identification No.)

                                                    1185 AVENUE OF THE AMERICAS
                                                     NEW YORK, NEW YORK  10036
                                                          (212) 642-6900
                                            (Address, including zip code, and telephone
                                           number, including area code, of registrant's
                                                   principal executive offices)
                                                 ---------------------------------

                                                       CHRISTOPHER L. SCHALLER
                                               PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                                     FORSTMANN & COMPANY, INC.
                                                    1185 AVENUE OF THE AMERICAS
                                                     NEW YORK, NEW YORK  10036
                                                          (212) 642-6900
                                         (Name, address, including zip code, and telephone
                                        number, including area code, of agent for service)
                                               -------------------------------------

                                                          With a copy to:



JANE S. POLLACK, ESQ.                                                                     JAMES L. SMITH, III, ESQ.
Vice President, Secretary                                                                     Troutman Sanders
and General Counsel                                                                       600 Peachtree Street, N.E.
Forstmann & Company, Inc.                                                                        Suite 5200
1185 Avenue of the Americas                                                                   NationsBank Plaza
New York, New York  10036                                                                 Atlanta, Georgia 30308-2216
                                                  -------------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS
 REGISTRATION STATEMENT AS DETERMINED BY MARKET CONDITIONS.
                                              ---------------------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
                                              ---------------------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans,
check the following box.                                                                                   X
                                              ---------------------------------------
                                                  CALCULATION OF REGISTRATION FEE

 ===========================================================================================================================
                                                       PROPOSED                PROPOSED
                                                        MAXIMUM                 MAXIMUM
TITLE OF EACH                                          OFFERING                AGGREGATE               AMOUNT OF
CLASS OF SECURITIES               AMOUNT TO              PRICE                 OFFERING               REGISTRATION
TO BE REGISTERED                BE REGISTERED          PER UNIT*                PRICE*                    FEE

Common Stock                    30,000 Shares              $6.75                $202,500                       $70
=============================================================================================================================

*    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
                         -------------------------------

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE
DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER
BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                  PROSPECTUS
                                 30,000 SHARES
                           FORSTMANN & COMPANY, INC.
                                 COMMON STOCK
                               ($.001 PAR VALUE)

   The 30,000 shares (the "Shares") of Common Stock, $.001 par value (the "Common Stock"), of Forstmann & Company, Inc. ("Forstmann" or the "Company") offered hereby are being offered for the account of Resolution Trust Corporation (in its capacity as receiver for Columbia Savings & Loan Association F.A.), a shareholder of the Company (the "Selling Shareholder"). The Company will not receive any proceeds from the sale of the Shares. See "Selling Shareholder."

   The Selling Shareholder, directly, or through agents, broker-dealers or underwriters designated from time to time, may sell the Shares from time to time on terms to be determined at the time of sale. To the extent required, the number of Shares to be sold, the names of any agent or broker-dealer or underwriter and any applicable commission or discount with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. The Selling Shareholder reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents. The Company has agreed to bear all expenses (other than commissions, underwriting discounts or brokerage fees and fees and expenses for any counsel, accountants or other experts of the Selling Shareholder) in connection with the registration and sale of the Shares. See "Plan of Distribution."

   The Common Stock of the Company is included in the NASDAQ National Market under the trading symbol "FSTM". On November 4, 1994, the closing sale price of the Common Stock as reported on the NASDAQ National Market was $6.50 per share.

   The Selling Shareholder, and any agents or broker-dealers that participate with the Selling Shareholder in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on their resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for indemnification arrangements among the Company and the Selling Shareholder.

   SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.
                                ---------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ---------------


   The date of this Prospectus is ______________________, 1994.

                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is included in the NASDAQ National Market, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement as permitted by the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents have been previously filed by the Company with the Commission and are hereby incorporated by reference in this Prospectus as of their respective dates:

        (a) Annual Report on Form 10-K for the fiscal year ended October 31,
        1993;

        (b) Quarterly Report on Form 10-Q for the three months ended January 30, 1994;

        (c) Quarterly Report on Form 10-Q for the three months ended May 1,
        1994;

        (d) Quarterly Report on Form 10-Q for the three months ended July 31, 1994; and

        (e) The description of Common Stock in the Company's Registration Statement on Form 8-A filed on February 12, 1992, and any amendments or reports filed for the purpose of amending such description.

        Additionally, all documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide, upon request, without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than certain exhibits to such documents which are not specifically incorporated by reference in such documents). Requests for such copies should be directed to: Forstmann & Company, Inc., 1185 Avenue of the Americas, New York, New York 10036 (telephone (212) 642-6900) Attention: Jane S. Pollack, Corporate Secretary.

                                ---------------

        NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR A SUPPLEMENT TO THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                                  THE COMPANY

        Forstmann is a leading designer, marketer and manufacturer of innovative, high-quality fabrics which are used primarily in the production of brand name and private label apparel for men and women. Forstmann's fabrics are used in suits, dresses, sportswear, trousers, sportcoats and outerwear made by some of the world's leading apparel manufacturers. The Company also produces interior textiles and specialty fabrics.

        The Company provides high-quality, value-added fabrics to its customers, who are demanding increasingly high levels of service and innovation from their suppliers. The Company currently offers over 10,000 different fabrics serving the needs of the apparel, interior textile and specialty markets. To create fabrics to meet shifting consumer tastes and stringent product specifications, the Company works in partnership with its customers through extensive product development and design efforts. To support its customer-oriented marketing strategy, the Company's manufacturing operations can accommodate relatively short production runs of these customized fabrics.

        The principal executive offices of the Company are located at 1185 Avenue of the Americas, New York, New York 10036, and its telephone number is
   (212) 642-6900.


                           INVESTMENT CONSIDERATIONS

        Prospective purchasers of Shares should consider carefully the factors set forth below, as well as the other information contained in this Prospectus, in evaluating an investment in the Shares.

   INDEBTEDNESS AND LIQUIDITY

        The Company is highly leveraged and its debt service requirements are substantial. The Company's outstanding long-term debt, including the current portion thereof, as of July 31, 1994 was approximately $174.7 million, approximately $30.0 million of which was attributable to the Company's Senior Secured Floating Rate Notes due October 30, 1997 (the "Senior Secured Notes"), approximately $73.2 million of which was outstanding under the five-year $100 million senior secured credit facility with General Electric Capital Corporation ("GECC"), as agent and lender (the "Loan Agreement"), approximately $61.1 million (including $4.5 million of unamortized debt premium) of which was attributable to the Company's 14-3/4% Senior Subordinated Notes due April 15, 1999 (the "Subordinated Notes") and approximately $10.4 million of which was attributable to equipment financing and capital lease obligations. As of July 31, 1994, the Company's debt-to-equity ratio (calculated by dividing long-term debt, including the current portion thereof, by shareholders' equity) was 4.49. The Company's ability to make scheduled payments with respect to its indebtedness will depend on its future financial and operating performance, which in turn will be subject to prevailing economic conditions and to financial, business and other factors beyond its control. In addition, the Company's available cash flow is required to be applied to service senior indebtedness. Accordingly, such funds applied to service senior indebtedness will not be available to pay cash dividends on the Common Stock.

        The Company believes that, based upon its current operations, including its on-going cost-reduction efforts and operating strategy, it will have sufficient cash flow from operations and additional borrowings under the Loan Agreement to pay interest requirements relating to its indebtedness. If the Company's cash flow and capital resources, however, are insufficient to fund its debt service obligations, the Company may be required to refinance a portion of its debt or sell assets. There can be no assurance that such refinancing or sale of assets could be suc cessfully accomplished.

   COVENANT RESTRICTIONS

        Cash distributions on the Company's capital stock, including the Common Stock and the Company's 5% Senior (Pay-in-Kind) Preferred Stock, par value $1.00 per share, are prohibited by the Loan Agreement and restricted by the indenture for the Senior Secured Notes (the "Senior Note Indenture") and the indenture for the Subordinated Notes. The Loan Agreement and Senior Note Indenture also contain a number of restrictive covenants limiting the Company's ability to incur other indebtedness and make capital expenditures in excess of certain amounts. There can be no assurance that such restrictions will not adversely affect the Company's ability to conduct its operations or finance its capital needs. Borrowings under the Loan Agreement and the Senior Note Indenture are secured by substantially all of the assets of the Company.

   FLUCTUATIONS IN RAW MATERIAL PRICES

        The Company's primary raw material is wool. The price of wool is subject to the usual forces of supply and demand that affect the price of any commodity. The Company purchases approximately 80% of its wool from Australia. Wool prices have increased recently, a trend which the Company expects to continue. The Company's foreign wool purchases are denominated in U.S. dollars and, therefore, the Company generally does not incur any currency exchange risk on outstanding contracts. However, future changes in the relative exchange rates between the United States dollar and the Australian dollar can materially affect the Company's results of operations.

   INDUSTRY ECONOMIC CONDITIONS

        The Company grants credit to certain customers, primarily in the men's and women's apparel industries. The ability of such customers to honor their debts is somewhat dependent upon the financial conditions that exist in the apparel business sector. Due in part to some of the Company's customers' going out of business or filing for protection under Title 11 of the United States Code (the "Federal Bankruptcy Code"), the Company recognized an allowance for uncollectible accounts receivable of $2.7 million, $1.8 million and $1.6 million in Fiscal 1993, the thirty-nine week period ended August 1, 1993 and the thirty-nine week period ended July

   31, 1994, respectively. Although the Company is not aware that any of its other customers intend to liquidate or file petitions for reorganization, there can be no assurance that such an event will not occur.

   VARIABILITY OF RESULTS DUE TO SEASONALITY

        The Company's business is seasonal. The Company receives the majority of its orders to manufacture from December through April, and most shipments occur from February through July. Accordingly, the Company recognizes greater revenues, though not cash flow, from February through July. Thus, the Company's quarterly operating results may be subject to significant fluctuations as a result of this seasonality.

   CONCENTRATION OF SHARE OWNERSHIP

        Odyssey Partners, L.P., a Delaware limited partnership ("Odyssey Partners"), beneficially owns 2,832,713 shares of Common Stock, constituting approximately 50.7% of the Common Stock currently outstanding. Currently, a general partner of Odyssey and a former general partner of Odyssey (who continues to hold an interest in the Common Stock held by Odyssey) are members of the Company's Board of Directors. The six-member Board of Directors currently has one vacancy, resulting from the resignation therefrom of an employee of Odyssey. The Company's By-Laws permit remaining members of the Board of Directors to fill the vacancy for the unexpired remainder of the term. As a result of its equity ownership and the fact that two members of the Company's current Board of Directors are either Odyssey's designees or have an interest in Odyssey's holdings of Common Stock, Odyssey has been and is in a position to influence and control the management and policies of the Company. Also as a result of its equity ownership, Odyssey has the ability to elect the members of the Board of Directors, although the Company's By-Laws provide that two of the Directors must be independent of Odyssey as well as independent of the Company and any other affiliates of the Company.

   POTENTIAL ADVERSE EFFECTS OF FUTURE SALES OF SHARES; REGISTRATION RIGHTS

        Sales of substantial amounts of Common Stock in the public market after the offering made hereby could adversely affect the market price of the Common Stock. The 2,832,713 shares of Common Stock owned by Odyssey have been held by it for over two years and are eligible for resale under Rule 144 promulgated under the Securities Act. The Company has agreed to grant registration rights to Odyssey with respect to 1,215,000 of such shares. If Odyssey, by exercising its registration rights, causes a large number of shares to be registered and sold in the public market, or if Odyssey sells a large number of shares pursuant to Rule 144, such sales may have a material adverse effect on the market price for the Common Stock.

   COMPLIANCE WITH ENVIRONMENTAL LAWS AND REGULATIONS

        By the nature of its operations, the Company's manufacturing facilities are subject to various federal, state and local environmental laws and regulations, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act. Although the Company occasionally has been subject to proceedings and orders pertaining to emissions into the environment, the Company believes that it is in substantial compliance with existing environmental laws and regulations. The Company has accrued reserves for environmental matters based on information presently available. Based on this information and the Company's established reserves, the Company does not believe that these environmental matters will have a material adverse effect on either the Company's financial condition or results of operations. However, there can be no assurance that the costs associated with environmental matters will not increase in the future.

   COMPETITION

        The textile business in the United States is highly competitive and the Company competes with many other textile companies, some of which are larger and have greater resources than the Company. The Company competes with both domestic and foreign manufacturers primarily on an item-by-item basis.


                                USE OF PROCEEDS

        The Company will not receive any of the proceeds from the sale of the Shares offered hereby. All of the proceeds from the sale of the Shares offered hereby will be received by the Selling Shareholder.

                            THE SELLING SHAREHOLDER

        All of the Shares offered hereby are beneficially owned by the Selling Shareholder and were acquired by the Selling Shareholder in connection with the settlement of its claims in the Dissenters' Rights Litigation (as hereinafter defined). The Selling Shareholder does not beneficially own any shares of Common Stock or other securities of the Company other than the Shares. Since the Selling Shareholder may sell all, or some or none of the Shares, no estimate can be made of the aggregate number of Shares that are to be offered hereby or that will be beneficially owned by the Selling Shareholder upon completion of the offering contemplated by this Prospectus.

        In September, 1991, the Office of Thrift Supervision of the United States Department of Treasury appointed the Resolution Trust Corporation as receiver for Columbia Savings & Loan Association F.A., a shareholder of the Company. During Fiscal 1992, the Company completed a restructuring and recapitalization whereby the Company (i) completed a merger with an affiliated company (the "Merger") which had the effect of a reverse stock split, (ii) exchanged certain of its obligations for cash and unregistered shares of Common Stock and (iii) completed an initial public offering of Common Stock (the "1992 Recapitalization"). Record owners or beneficial holders of an aggregate of 1,473,562 shares of the Company's common stock, $.001 par value, outstanding prior to the Merger (of which the Selling Shareholder held approximately 86%) and the Company's non-voting common stock, $.001 par value, outstanding prior to the Merger (collectively, the "Pre-Merger Stock"), which Pre-Merger Stock after the Merger became the equivalent of approximately 626 shares of Common Stock, were deemed to have dissented from the Merger. In April 1992, based, in part, upon the advice of the Company's investment bankers regarding the fair value of the Pre-Merger Stock, the Company offered to pay the defendants approximately $0.004 per share (an aggregate of approximately $6,100) for their Pre-Merger Stock. The Company's offers were not accepted. In July 1992, the Company commenced a civil action against the dissenting shareholders under the Georgia Business Corporation Code (the "Dissenters' Rights Litigation"). On September 9, 1994 the Company and the Selling Shareholder entered into a settlement agreement (the "Settlement Agreement") pursuant to which the Selling Shareholder released all claims and actions it had in the Dissenters' Rights Litigation and transferred its Pre-Merger Stock to the Company in exchange for the payment by the Company of $475,000 and the issuance to the Selling Shareholder of the Shares. On November 4, 1994, the Company settled the Dissenters' Rights Litigation as to the remaining defendants, agreeing to pay such defendants an aggregate of approximately $365,000 in cash (the "Settlement Amount") on or before January 3, 1995. The Company also agreed to pay the costs of the court-appointed appraiser, but the parties will pay their respective fees and costs, including attorneys fees, expert fees and costs of litigation. The Loan Agreement between the Company and General Electric Capital Corporation ("GECC") was amended as of November 4, 1994 to specifically allow for the payment by the Company of the Settlement Amount, thus eliminating the need for the further consent of GECC. Except as described above, the Selling Shareholder has had no other material relationship with the Company.

        Pursuant to the requirements of the Settlement Agreement, the Company has entered into a Registration Rights Agreement dated September 9, 1994 with the Selling Shareholder (the "Registration Rights Agreement") pursuant to which the Company has filed the Registration Statement covering the Shares. Pursuant to the Registration Rights Agreement, the Company is obligated to use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act within 90 days after receipt by the Company of the request by the Selling Shareholder for registration (which occurred on September 16, 1994) and to keep the registration statement continuously effective until the earlier of (i) the date on which all of the Shares have been sold pursuant thereto and (ii) September 9, 1997, as such date may be extended pursuant to the terms of the Registration Rights Agreement. The Company has agreed to bear all expenses (other than commissions, underwriting discounts or brokerage fees and fees and expenses for any counsel, accountants or other experts of the Selling Shareholder) in connection with the registration and sale of the Shares. Any of the Shares sold pursuant to this Prospectus will no longer be entitled to the benefits of the Registration Rights Agreement.


                             PLAN OF DISTRIBUTION

        The Shares may be sold from time to time by the Selling Shareholder on the NASDAQ National Market or any national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, through negotiated transactions or otherwise at prices and on terms then prevailing or at prices related to the then current market price or at negotiated prices. The Selling Shareholder may effect sales of the Shares directly or by or through agents, brokers, dealers or underwriters and the Shares may be sold by one or more of the following methods: (a) underwritten public offerings; (b) ordinary brokerage transactions; (c) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (d) in "block" sales; (e) through the writing of options on the Shares; (f) through transactions negotiated directly with purchasers; and (g) through competitive bidding. At the time a particular offer is made, a supplemental prospectus, if required, will be distributed that sets forth the name or names of any agents, broker-dealers or underwriters, any commissions and other terms constituting compensation and any other required information. Any such supplemental prospectus will be filed by the Company with the Commission pursuant to Rule 424(c) under the Securities Act. In effecting sales, broker-dealers engaged by the Selling Shareholder and/or the purchasers of the Shares may arrange for other broker-dealers to participate. Broker-dealers will receive commissions, concessions or discounts from the Selling Shareholder and/or the purchasers of the Shares in amounts to be negotiated immediately prior to the sale. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

        The Selling Shareholder and any broker-dealer who acts in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of the Shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act.

        In order to comply with the securities laws of certain states, if applicable, the Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and is complied with.

        Pursuant to the Registration Rights Agreement between the Company and the Selling Shareholder, the Company has filed the Registration Statement, of which this Prospectus forms a part, with respect to the sale of the Shares. The Company has agreed to use its reasonable efforts to keep the Registration Statement continuously effective until the earlier of (i) the date on which all the Shares have been sold pursuant thereto and (ii) September 9, 1997, as such date may be extended pursuant to the terms of the Registration Rights Agreement.

        Pursuant to the terms of the Registration Rights Agreement, the Company and the Selling Shareholder have agreed to indemnify each other and certain other parties, including underwriters, if any, for certain liabilities, including liabilities under the Securities Act, in connection with the registration of the Shares.

                                 LEGAL MATTERS

        The legality of the Shares offered hereby is being passed upon for the Company by Troutman Sanders, Atlanta, Georgia.


                                    EXPERTS

        The financial statements and related financial statement schedules incorporated in this Registration Statement by reference from the Company's Annual Report on Form 10-K for the year ended October 31, 1993 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        With respect to the unaudited interim financial information for the periods ended January 30, 1994 and January 31, 1993, May 1, 1994 and May 2, 1993 and July 31, 1994 and August 1, 1993, which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q for the quarters ended January 30, 1994, May 1, 1994 and July 31, 1994, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


   ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The expenses to be paid in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:



        SEC Registration Fee....................................  $    70
        Legal Fees and Expenses.................................   84,000
        Miscellaneous...........................................    5,000
                                                                  -------
       Total....................................................  $89,070
                                                                  =======

   All of the above items are estimates except the SEC Registration Fee. All of such estimated expenses will be borne by the Company.


   ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company is incorporated under the laws of the State of Georgia. The Company's Articles of Incorporation provide that, to the fullest extent permitted by Georgia law (as it exists or may be amended), a director of the Company will not be liable to the Company or any of its shareholders for damages caused by the director's action or inaction in his capacity as a director, provided the director acted in good faith and in a manner which he believed to be in the best interests of the Company.

        Section 14-2-851 of the Georgia Business Corporation Code (the "GBCC") provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Under the GBCC, a director's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirements of the GBCC. The GBCC further provides that the termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct required under the GBCC. Under the GBCC, a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under the GBCC in connection with a proceeding by or in right of a corporation is limited to reasonable expenses incurred in connection with the proceeding.

        In addition, under the GBCC, unless limited by its articles of incorporation, to the extent that a director of a corporation has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue, or matter therein, because he is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by him in connection therewith. The Company's Articles of Incorporation have no such limitation.

        Section 14-2-857 of the GBCC provides that, unless a corporation's articles of incorporation provide otherwise, an officer of a corporation who is not a director is entitled to mandatory indemnification to the extent that such officer has been successful, on the merits or otherwise, in the defense of any proceeding to which he is a party, or in defense of any claim, issue or matter therein, because he is or was an officer of the corporation. In addition, a corporation may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent it is consistent with public policy, provided by its articles of incorporation, by-laws, general or specific action of its board of directors or contract. The Company's Articles of Incorporation have no such limitation.

        Article X of the Amended and Restated By-Laws of the Company (the "By-Laws") provides that each director or officer of the Company, and each person who at its request has served as an officer or director of another corporation, partnership, joint venture, trust or other enterprise will be indemnified by the Company against those expenses which are allowed by the laws of the State of Georgia and which are reasonably incurred in connection with any action, suit or proceeding, pending or threatened, in which such person may be involved by reason of his being or having been a director or officer of the Company or of such other enterprises. Such indemnification is required to be made only in accordance with the laws of the State of Georgia and subject to the conditions prescribed above.

        The By-Laws further provide that the Company may purchase and maintain insurance on behalf of any such directors and officers against any liabilities asserted against such persons whether or not the Company would have the power to indemnify such directors and officers against such liability under the laws of the State of Georgia. If any expenses or other amounts are paid by way of indemnification, other than by court order, action by shareholders or by an insurance carrier, the Company is required to provide notice of such payment to its shareholders in accordance with the provisions of the laws of the State of Georgia.

        On February 7, 1994, the Company approved indemnity agreements with each of its directors and certain of its executive officers, which provides that the indemnitee will be entitled to receive indemnification to the full extent permitted by law for all expenses, judgements, fines, penalties and settlement payments incurred by the indemnitee in actions brought against the indemnitee in connection with any act taken in the indemnitee's capacity, and within the indemnitee's scope of authority, as a director or executive officer of the Company. Such indemnity agreements also require the Company to maintain its current level of directors and officers' liability insurance for so long as the indemnitee may be subject to any possible, threatened or pending action, except to the extent that the cost of such insurance is more than 150% of the annualized cost thereof in fiscal year 1994.

        The Company's Articles of Incorporation include a provision eliminating liability for monetary damages for any breach of fiduciary or other duty as a director, except for (1) any appropriation, in violation of his duties, of any business opportunity of the Company, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
   (3) any transaction for which the director received an improper personal benefit, and (4) certain unlawful distributions. The Company's By-Laws provide that the directors and the officers of the Company will be indemnified against all expenses which are allowed by the laws of the State of Georgia and which are reasonably incurred in connection with any action, suit or proceeding, pending or threatened, in which such person may be involved by reason of his being or having been a director or officer of the Company. The foregoing provisions of the Articles of Incorporation may reduce the likelihood of derivative litigation against the Company's directors and may discourage or deter shareholders or management from instituting a lawsuit against the Company's directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted the Company and its shareholders.


   ITEM 16.  EXHIBITS.


   EXHIBIT
   NUMBER                          EXHIBITS
   ------                           --------

    5.1                   -  Opinion of Troutman Sanders as to the legality of
                             the securities being registered.

   15.1                   -  Letter of Deloitte & Touche LLP, independent
                             auditors regarding unaudited interim financial information.

   23.1                   -  Consent of Troutman Sanders (contained in Exhibit
                             5.1).

   23.2                   -  Consent of Deloitte & Touche LLP, independent
                             auditors.

   24.1                   -  Powers of attorney (see page II-5).

   99.1                   -  Registration Rights Agreement between the Company
                             and the Selling Shareholder dated September 9,
                             1994.

   99.2                   -  Eighth Amendment to Loan Agreement dated as of,
                             August 29, 1994 among General Electric Capital
                             Corporation and the Company.

   99.3                   -  Ninth Amendment to Loan Agreement dated as of
                             November 4, 1994 among General Electric Capital
                             Corporation and the Company.

   ITEM 17.  UNDERTAKINGS.

        The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; provided, however, that the registrant need not file a post-effective amendment to include the information required to be included by subsection (i) or (ii) if such information is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 31st day of

   October , 1994.

                              FORSTMANN & COMPANY, INC.

                              By:  /s/Christopher L. Schaller
                                 ----------------------------------------------
                                 Christopher L. Schaller
                                 President and Chief Executive Officer


                               POWER OF ATTORNEY

             We, the undersigned directors and officers of Forstmann & Company, Inc. do hereby constitute and appoint Christopher L. Schaller, William B. Towne, and Jane S. Pollack and each and any one of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

             Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on October 31, 1994:

             SIGNATURE                                TITLE
             ---------                                -----

   /s/Christopher L. Schaller
   ----------------------------------
   Christopher L. Schaller                            President and Chief Executive Officer and
                                                      Director (Principal Executive Officer)

                     [Signatures continued on next page.]

                  [Signatures continued from previous page.]

   /s/William B. Towne
   ---------------------------------
   William B. Towne                                   Executive Vice President and Chief
                                                      Financial Officer (Principal Financial and
                                                      Accounting Officer)



   /s/Stephen Berger
   ---------------------------------
   Stephen Berger                                     Director



   /s/Cameron Clark, Jr.
   --------------------------------
   Cameron Clark, Jr.                                 Director



   /s/Steven M. Friedman
   -------------------------------
   Steven M. Friedman                                 Director



   /s/F. Peter Libassi
   ----------------------------------
   F. Peter Libassi                                   Director

                                  INDEX TO EXHIBITS


EXHIBIT NO.                 DESCRIPTION OF EXHIBIT
- -----------                 ----------------------
    5.1                     Opinion of Troutman Sanders as to the legality of
                            the securities being registered.

   15.1 Letter of Deloitte & Touche LLP, independent auditors, regarding unaudited interim financial information.

   23.1                     Consent of Troutman Sanders (contained in Exhibit
                            5.1).

   23.2 Consent of Deloitte & Touche LLP, independent auditors.

   24.1                     Powers of attorney (see page II-5).

   99.1 Registration Rights Agreement between the Company and the Selling Shareholder dated September 9, 1994.

   99.2                     Eighth Amendment to Loan Agreement dated as of,
                            August 29, 1994 among General Electric Capital
                            Corporation and the Company.

   99.3                     Ninth Amendment to Loan Agreement dated as of
                            November 4, 1994 among General Electric Capital
                            Corporation and the Company.